Exhibit 10.4

THE GOLDMAN SACHS AMENDED AND RESTATED STOCK INCENTIVE PLAN
OUTSIDE DIRECTOR FISCAL 20__ OPTION AWARD

This Award Agreement sets forth the terms and conditions of an award granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”), of Options to purchase shares of Common Stock (“Shares”).

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan.

2. Award. The Award Statement sets forth (i) the Date of Grant, (ii) the number of Options granted and (iii) the per-Share Exercise Price. Until the Shares are delivered to you pursuant to Paragraph 6, you have no rights as a shareholder of GS Inc. This Award is subject to all terms and provisions of the Plan and this Award Agreement.

3. Expiration Date. Subject to the terms of the Plan, the Options shall expire and no longer be exercisable on the Expiration Date (as identified on your Award Statement).

4. Vesting. You shall be fully Vested in the Options on the Date of Grant.

5. Exercisability of Vested Options.

(a) General. To the extent Outstanding and unexercised, but subject to Paragraph 5(d) hereof, the Options may be exercised in accordance with procedures established by the Committee, but, not earlier than the Initial Exercise Date specified in your Award Statement. The Committee may from time to time prescribe periods during which the Options shall not be exercisable.

(b) Death. Notwithstanding any other provision of this Award Agreement, if you die and any Options remain unexercised, and provided your rights in respect of such Options have not previously terminated, such Options shall be exercisable by the representative of your estate in accordance with the procedures described in Paragraph 5(a) as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee and shall, unless earlier terminated or cancelled in accordance with the terms of this Agreement, remain exercisable until the Expiration Date and shall thereafter terminate. The Transfer Restrictions described in Paragraph 5(d) shall be removed.

(c) Other Terminations. Upon your separation from the Board of Directors of GS Inc. for any reason, your Outstanding and unexercised Options shall remain exercisable until the Expiration Date, and shall thereafter terminate.

(d) Certain Restrictions on Transfer of Shares and Exercise of Options. Until the earlier of (I) the date on which you cease to be a Non-Employee Director of GS Inc., or (II) the one year anniversary of the Initial Exercise Date as defined on your Award Statement (the “Transferability Date”): (i) (A) no sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition of (including through the use of any cash-settled instrument) any Shares acquired in connection with the exercise of your Options, whether voluntarily or involuntarily by you; and (B) no exercise of any Options involving the sale of Shares acquired in respect of such exercise (the restrictions in clauses (i)(A) and (i)(B) of this Paragraph 5(d) being referred to collectively as the “Transfer Restrictions”) may be effected, and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge, other disposition or exercise in violation of the Transfer Restrictions shall be void; and (ii) if and to the extent Shares subject to your Options are certificated, the certificates representing such Shares, shall bear a legend specifying that such Shares are subject to the restrictions described in this Paragraph 5(d) and GS Inc. may advise its transfer agent to place a stop order against the transfer of such Shares in violation of such Transfer Restrictions. Any Shares acquired in connection with any exercise of your Options prior to the Transferability Date shall be held in a custody or other account designated by the Firm. Within 30 Business Days after the Transferability Date (or any other date for which removal of the Transfer Restrictions is called for), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.

6. Delivery. Without limiting the application of Paragraph 5(d), unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, and except as provided in Paragraph 8, upon receipt of payment of the Exercise Price for Shares subject to one or more Options, delivery of the appropriate number of Shares shall be effected by book-entry credit to the Custody Account. No delivery of Shares shall be made unless you have timely established the Custody Account. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account is properly credited with such Shares. The Firm may deliver cash or other property in lieu of all or any portion of the Shares otherwise deliverable in accordance with this Paragraph 6.

7. Conflicted Employment. Without otherwise limiting the application of Paragraph 5(d), if you accept employment at a governmental agency, self-regulatory organization, or other employer and as a result of such new employment the Firm determines that your continued holding of your Options would violate standards of ethical conduct applicable to you (“Conflicted Employment”) then the Transfer Restrictions set forth in Paragraph 5(d) shall be waived with respect to any Options you then hold and (a) such Outstanding Options shall be cancelled and as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment (the “Release Date”) you shall receive a payment equal to the excess (if any) of (x) the Fair Market Value of a Share on the Business Day immediately prior to the Release Date multiplied by the number of your Options that were Outstanding immediately prior to such cancellation over (y) the Exercise Price multiplied by the number of such Outstanding Options; or (b) both the Initial Exercise Date and the Transferability Date with respect to your Outstanding Options shall become the Release Date. Notwithstanding anything else herein, any such actions described in this Paragraph 7 shall be permitted only at such time and if and to the extent as would not result in the imposition of any additional tax under Section 409A of the Code.

8. Non-transferability. Except as may otherwise be provided by the Committee, the limitations set forth in Section 3.5 of the Plan shall apply with respect to the Options. Any assignment in violation of the provisions of this Paragraph 7 shall be void.

9. Withholding, Consents and Legends.

(a) The delivery of Shares upon exercise of your Outstanding Options is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan).

(b) Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable, and by accepting this Award you shall be deemed to consent and agree to the items specified in Section 3.3.3(d) of the Plan.

(c) In addition to the restrictions listed in Paragraph 5(d), GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

10. Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.

11. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive in accordance with Section 1.3 of the Plan.

12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement in any respect in accordance with Section 1.3 of the Plan, and the Board may amend the Plan in any respect in accordance with Section 3.1 of the Plan.

12. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

13. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of [                              , 20   ].

THE GOLDMAN SACHS GROUP, INC.

By:
Name: [Name]
Title: [Title]

Accepted and Agreed:

By:

[name of director]

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